FOR PERIOD ENDED 2-29-16
REGISTRANT NAME: AMERICAN BEACON FUNDS
FILE NUMBER: 811-4984

ITEM 77.M MERGERS

THE INFORMATION BELOW DETAILS THE REGISTRANT AS THE SURVIVING CORPORATION OF A MERGER WITH ANOTHER REGISTERED INVESTMENT COMPANY:

(A) THE NAME OF EACH SUCH OTHER REGISTERED COMPANY: SOUND POINT FLOATING RATE INCOME FUND, A SERIES OF TRUST FOR ADVISED PORTFOLIOS

(B) CIRCUMSTANCES AND DETAILS OF THE MERGER OR CONSOLIDATION, INCLUDING THE DATE AND TERMS THEREOF, ANY ACTION TAKEN BY THE BOARD OF DIRECTORS OR SHAREHOLDERS APPROVING OR RATIFYING THE MERGER OR CONSOLIDATION. AT THE NOVEMBER 10, 2015, BOARD MEETING FOR THE AMERICAN BEACON FUNDS ("TRUST"), THE BOARD OF TRUSTEES ("BOARD" OR "TRUSTEES"), INCLUDING A MAJORITY OF THE INDEPENDENT TRUSTEES, DETERMINED THAT THE ADOPTION BY THE TRUST, ON BEHALF OF THE AMERICAN BEACON SOUND POINT FLOATING RATE INCOME FUND (THE "NEW FUND"), OF THE AGREEMENT AND PLAN OF REORGANIZATION (THE "PLAN") WITH THE SOUND POINT FLOATING RATE INCOME FUND (THE "OLD FUND"), WAS IN THE BEST INTERESTS OF THE NEW FUND AND THE SHAREHOLDERS OF THE NEW FUND. THE PLANS WERE APPROVED BY A MAJORITY OF THE SHAREHOLDERS OF THE OLD FUND ON DECEMBER 7, 2015. PURSUANT TO THE PLAN, THE OLD FUND REORGANIZED INTO THE NEW FUND AND MANAGEMENT OVERSIGHT RESPONSIBILITY FOR THE NEW FUND SHIFTED FROM SOUND POINT CAPITAL MANAGEMENT, INC. ("SOUND POINT") TO AMERICAN BEACON ADVISORS, INC. FOLLOWING SHAREHOLDER APPROVAL OF THE PLAN, THE OLD FUND TRANSFERRED ALL OF ITS ASSETS TO THE NEW FUND IN EXCHANGE SOLELY FOR (1) THE NUMBER OF FULL AND FRACTIONAL INSTITUTIONAL CLASS SHARES OF THE NEW FUND EQUAL TO THE NUMBER OF FULL AND FRACTIONAL CLASS N SHARES OF THE OLD FUND AND (2) THE NEW FUND ASSUMED OF ALL OF THE LIABILITIES OF THE OLD FUND. IMMEDIATELY THEREAFTER, THE OLD FUND DISTRIBUTED THE NEW FUND SHARES TO ITS SHAREHOLDERS AND THE TRUST'S TRANSFER AGENT ESTABLISHED ACCOUNTS ON THE NEW FUND'S SHARE RECORDS IN THE NAMES OF THOSE SHAREHOLDERS AND TRANSFERRED THOSE NEW FUND SHARES TO THOSE ACCOUNTS, BY CLASS, TO COMPLETE THE LIQUIDATION OF THE OLD FUND. AS A RESULT, EACH SHAREHOLDER OF THE OLD FUND RECEIVED INSTITUTIONAL CLASS SHARES OF THE NEW FUND.